News Release Investor Contact: Jennifer Childe 312-444-3290 Jennifer.Childe@ntrs.com Media Contact: Doug Holt 312-662-8315 Doug.Holt@ntrs.com http://www.northerntrust.com FOR IMMEDIATE RELEASE Northern Trust Names Robert Moritz, Richard Petrino to Board of Directors CHICAGO, JANUARY 22, 2025 — Northern Trust (Nasdaq: NTRS) announced today the appointments of Robert (Bob) Moritz and Richard (Rick) Petrino to its board of directors. Moritz, the former global chairman of PricewaterhouseCoopers (PwC), will join the Northern Trust Board of Directors effective March 1, 2025. Petrino, a former American Express Company executive, joins effective immediately. “I am pleased to welcome Bob and Rick to the Northern Trust Board of Directors,” Chairman and Chief Executive Officer Michael O’Grady said. “They each bring strategic, global perspectives and deep financial expertise that will be highly relevant to Northern Trust as it continues to serve our clients as a trusted financial partner. I am confident their leadership will contribute to Northern Trust’s continued success.” As PwC global chairman, Moritz led the international network’s leadership teams, set strategy, and enhanced the PwC brand through service to its stakeholders and clients. Prior to becoming global chairman in 2016, he served in a variety of leadership roles including U.S chairman and senior partner; U.S. Assurance leader and managing partner for the New York region; and leader of the U.S. Financial Services Audit and Business Advisory practice, which included the banking, capital markets, insurance, investment management, and real estate sectors. Moritz also spent three years with PwC Japan, providing audit and advisory services to European and U.S.-based financial services organizations in Asia.

Moritz is a member of the Walmart (NYSE: WMT) board of directors. He is a member of the International Business Council of the World Economic Forum and a director of the Oswego University Foundation, as well as a member of the board of Generation Unlimited. Petrino held several leadership roles during his nearly three decades at American Express Company, most recently serving as chief operating officer of American Express National Bank, where he was a member of the American Express Executive Committee, responsible for steering the company’s strategic direction and key policies. Prior to that, Petrino’s roles included: executive vice president, corporate controller, and chief accounting officer; senior vice president, chief operational risk officer, and global head of oversight; and senior vice president and head of global capital markets, treasury. In addition to his executive roles, Petrino was previously a member of the Global Business Travel Group [NYSE: GBTG] board of directors and the American Express National Bank board of directors. About Northern Trust Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has a global presence with offices in 24 U.S. states and Washington, D.C., and across 22 locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of September 30, 2024, Northern Trust had assets under custody/administration of US$17.4 trillion, and assets under management of US$1.6 trillion. For more than 135 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Visit us on northerntrust.com. Follow us on Instagram @northerntrustcompany or Northern Trust on LinkedIn. Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Global legal and regulatory information can be found at https://www.northerntrust.com/terms-and-conditions.